Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Clean Wind Energy Tower, Inc. (the “Company”), a development stage company, of our report dated April 12, 2011, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, with respect to the consolidated financial statements which appear in the Annual Report on Form 10-K of the Company for the period from July 26, 2010 (date of inception) through December 31, 2010, filed with the Securities and Exchange Commission and to all references to our Firm included in this Registration Statement.

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/s/ RBSM LLP

New York, NY
December 5, 2011